Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Elects Dianne Craig to Board of Directors

BLOOMINGTON, Minn. (December 12, 2023) – The Toro Company (NYSE: TTC) today announced the election of Dianne Craig to its Board of Directors, effective January 1, 2024.

“We are very pleased to have Dianne join The Toro Company’s board as a proven leader with a diverse range of executive leadership achievements,” said Richard Olson, chairman and chief executive officer of The Toro Company. “Dianne’s experience complements the depth and breadth already represented on our board. Her extensive background in operational execution, channel strategy and delivering best-in-class marketing solutions will be a strong asset as we continue to advance our strategic vision and corporate governance principles for the long-term benefit of our customers, shareholders and business partners.”

Dianne Craig, 59, currently serves as president of Lincoln, the luxury vehicle division of Ford Motor Company (NYSE: F) based in Dearborn, Michigan. Throughout her 30-year career in the automotive industry, she has held several leadership roles of increasing responsibility. She was president of the International Markets Group, Ford Blue, leading business operations for dealer and distributor markets in over 100 countries, and prior to that she served as chief executive officer at Ford Direct and chief executive officer of Ford Motor Company of Canada. Craig received a Bachelor of Science in mathematics from State University of New York at Fredonia.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2022, The

Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan Mowers, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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